Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FISCAL 2008

SECOND QUARTER RESULTS

Minneapolis, MN, September 27, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its second quarter and six months ended September 1, 2007.

Second Quarter Results

Total sales for the second quarter ended September 1, 2007 were $141.1 million compared to $131.6 million for the quarter ended August 26, 2006.  Net income for the second quarter was $3.4 million or $0.09 per diluted share compared to $7.9 million or $0.21 per diluted share for the second quarter last year.  This year’s second quarter results include a charge of approximately $0.04 per diluted share related to the Company’s Chief Executive Officer transition that occurred in late August of this year. Same-store sales for the thirteen week period ended September 1, 2007 increased 3% compared to the thirteen week period ended September 2, 2006.

For the sixth month period ended September 1, 2007, net sales were $290.5 million compared to $274.1 million for the sixth month period ended August 26, 2006.  Net income was $15.1 million or $0.42 per diluted share compared to $22.5 million or $0.60 per diluted share last year.  Same-store sales for the twenty-six week period ended September 1, 2007 declined 1% compared to the twenty-six week period ended September 2, 2006.  As of September 1, 2007, the Company operated 807 stores compared to 753 as of August 26, 2006.

Lorna Nagler, President and Chief Executive Officer of Christopher & Banks Corporation, commented, “I am extremely pleased to have joined Christopher & Banks and look forward to working with our entire team to build on the foundation that is in place. Going forward, I believe our Company has tremendous potential to increase productivity through truly understanding, and catering to, our customers’ needs.”

Financial Outlook

The Company currently anticipates fiscal 2008 third quarter earnings per diluted share to be in the range of $0.22 to $0.24. This compares to third quarter of fiscal 2007 earnings per diluted share of $0.24. The Company currently expects fiscal 2008 fourth quarter earnings per diluted share of $0.06 to $0.08 as compared to $0.05 per diluted share in last year’s fourth quarter.  The updated guidance reflects the expectation for a low-single digit same-store sales increase for the third quarter and a low to mid single digit same-store sales increase in the fourth quarter. For the year, the Company estimates earnings per diluted share to be in the range of $0.70 to $0.74, compared to $0.89 per share last year.

The Company also announced that fiscal September same-store sales month-to-date through September 26, 2007 were flat.  In addition, the Company announced that it purchased 150,000 shares of its common stock in September.  The Company has now purchased 486,100 shares of its common stock at a total cost of approximately $7.0 million under its current $20 million repurchase program.

Conference Call Information

                The Company will discuss its second quarter results in a conference call scheduled for today, September 27, 2007 at 5:00 pm Eastern time.  The conference call will be simultaneously broadcast live over the internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 11, 2007.  In addition, an audio replay of the call will be available shortly after its conclusion and archived until October 4, 2007.  This call may be accessed by dialing (888) 203-1112, pass code 4529645.

About Christopher & Banks

                Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 808 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 531 Christopher & Banks stores, 239 C.J. Banks stores and 38 Acorn stores.

This release contains forward-looking statements including statements regarding (i) the Company’s anticipated third quarter and fourth quarter fiscal 2008 earnings per diluted share and (ii) the Company’s expectation for a low-single digit same-store sales increase for the third quarter and a low to mid single digit same-store sales increase in the fourth quarter.  The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND SIX MONTHS ENDED

SEPTEMBER 1, 2007 AND AUGUST 26, 2006

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	September 1, 2007	August 26, 2006	September 1, 2007	August 26, 2006

Net sales	$141,128	$131,553	$290,499	$274,084

Costs and expenses:
Merchandise, buying and occupancy	90,595	78,803	177,511	157,365
Selling, general and administrative	40,627	36,111	79,706	72,192
Depreciation and amortization	5,510	5,017	10,805	9,999
Total costs and expenses	136,732	119,931	268,022	239,556

Operating income	4,396	11,622	22,477	34,528

Interest income	1,160	1,325	2,219	2,287

Income before income taxes	5,556	12,947	24,696	36,815

Income tax provision	2,167	5,023	9,631	14,284

Net income	$3,389	$7,924	$15,065	$22,531

Basic earnings per share:
Net income	$0.09	$0.21	$0.42	$0.61

Basic shares outstanding	35,847	37,401	35,900	36,901

Diluted earnings per share:
Net income	$0.09	$0.21	$0.42	$0.60

Diluted shares outstanding	35,949	38,049	36,010	37,573

Dividends per share	$0.06	$0.04	$0.12	$0.08

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	September 1, 2007	August 26, 2006

ASSETS
Current assets:
Cash and cash equivalents	$47,421	$82,423
Short-term investments	43,450	44,325
Merchandise inventories	50,165	44,427
Other current assets	25,498	17,541
Total current assets	166,534	188,716

Property, equipment and improvements, net	132,583	124,593

Other assets:
Goodwill	3,587	3,587
Other	3,066	910
Total other assets	6,653	4,497

Total assets	$305,770	$317,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,408	$10,827
Accrued liabilities	28,206	26,538
Total current liabilities	40,614	37,365

Other liabilities:
Deferred lease incentives	23,333	21,659
Other	15,037	12,003
Total other liabilities	38,370	33,662

Stockholders' equity:
Common stock	449	449
Additional paid-in capital	107,813	101,512
Retained earnings	224,234	206,594
Common stock held in treasury	(105,710)	(61,776)
Total stockholders' equity	226,786	246,779

Total liabilities and stockholders' equity	$305,770	$317,806